[MALONE & BAILEY, PC LETTERHEAD]

July 17, 2006

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:	Competitive Companies, Inc.

We have read the statements under Item 4 of the Form 8-K report regarding the recent change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas